UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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URBAN OUTFITTERS, INC.

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Urban Outfitters, Inc. (the “Company”) sent the following e-mail correspondence to various media outlets on April 30, 2017 and May 1, 2017, in response to requests for comment regarding a letter sent by CtW Investment Group to the Company’s shareholders:

“URBN has a longstanding record of engaging with shareholders and responding to their suggestions, and, in particular, has been demonstrably responsive to shareholders’ input regarding Board composition and governance. Since 2011, URBN has declassified the Board, adopted majority voting, appointed a Lead Independent Director, added two female Board members, and adopted proxy access. Three of the last four members added to our board are independent, and URBN received awards in 2015 and 2016 from 2020 Women on Boards (https://www.2020wob.com) for its commitment to board diversity—20% or more of our board seats held by women. As several of our larger, long-term shareholders have pointed out during our routine shareholder engagement efforts, changing the composition of a Board is not something that can or should take place overnight. Instead, URBN has been taking targeted, strategic steps to alter the make-up of the Board over time.

This measured approach to Board composition is reflected in the diversity of backgrounds now found on the Board, which includes members with academic, financial, private equity, legal, hospitality, and creative backgrounds, as well as the founders of the Company. URBN’s ongoing efforts to further diversify the Board include retaining a well-respected, independent search firm to assist the nominating committee in identifying additional candidates with relevant expertise.

Also, CtW’s assertion that URBN’s Board composition has caused or contributed to URBN’s recent stock price declines is not supported by the facts. As shareholders who follow the retail industry know well, the entire sector is currently facing structural headwinds; however, due to the strong leadership of our Board and the diligent efforts of our employees, we believe that URBN is better positioned to deal with these headwinds than many specialty retail competitors. For example, URBN has avoided becoming over-stored, has diversified its assortment thus reducing the impact of a currently challenged apparel market, and has significantly higher e-commerce penetration than most legacy retailers. This relatively strong position is the result of the stewardship of our Board and the remarkable talents and creativity of our employees.”